                                                                    EXHIBIT 99.1


                                            For more information:

                                            Claudia Groth
                                            OXIS International, Inc.
                                            (503) 283-3911


                  OXIS INTERNATIONAL REPORTS PRIVATE PLACEMENT

PORTLAND, OR. -- DECEMBER 4, 1995 -- OXIS International, Inc. (NASDAQ: OXIS) announced today it has raised $1.2 million through a private placement of convertible subordinated debentures and warrants. The debentures are due December 31, 1997 and are initially convertible into shares of common stock at a conversion rate of US$1.25 per share; the rate may be adjusted under certain circumstances. The warrants issued were for 192,000 shares of common stock, exercisable at $2.00 per share. The number of shares may be adjusted under certain circumstances.

The offering of the debentures and warrants was made through a private placement agent. The debentures and warrants and the underlying shares of common stock are not registered under the Securities Act of 1933, as amended. The foregoing securities may not be offered and sold in the United States, nor may the warrants be exercised in the United States, absent registration under the Securities Act or an applicable exemption from registration requirements.

OXIS International, Inc. (NASDAQ: OXIS) is a drug development and diagnostic company dedicated to the research and development of technologies and products to combat diseases associated with free radicals and reactive oxygen species
(ROS). The Company, headquartered in Portland, Oregon, has research facilities in Malvern, Pennsylvania, and outside Paris, France.

                                      ###

                                       5